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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 0)

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Preliminary Proxy Statement | |

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_|

Definitive Proxy Statement |X|

Definitive Additional Materials |_| Soliciting Material Pursuant to ss. 240.14a-12 | |

THE ALASKA AIR GROUP, Inc. ("the Company-AAG")
(Name of Registrant as Specified In Its Charter)

Richard D. Foley, Stephen Nieman and Terry K. Dayton (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required |X|

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applies: 33,454,146 shares
As of December 31, 2005, there were 33,454,146 shares of common stock of Alaska Air Group, Inc. issued and outstanding and 3,875 shareholders of record.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:
|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: Stephen Nieman, Richard D. Foley and Terry K. Dayton for the 2006 CHALLENGERS

4) Date Filed: May 5, 2006

TABLE OF CONTENTS OF THE CHALLENGERS' DEFINITIVE FORM OF PROXY OF ALASKA AIR GROUP, INC. ("the Company-AAG" or "AAG")

I. DEFINITIVE PROXY STATEMENT AND DEFINITIVE FORM OF PROXY

II. ANNUAL MEETING OF STOCKHOLDERS

III. BEGINNING OF CHALLENGER REMARKS

IV. EXPENSES

V. HOW WE PLAN TO SOLICIT

VI. WE PLAN FULL AND OPEN DISCLOSURE

VII. VOTING

a. WHAT AM I VOTING ON?

b. HOW DO I CAST MY VOTE USING THE CHALLENGERS' PROXY CARD AND VOTING INSTRUCTION FORM?

c. HOW DO I CAST MY VOTE USING THE COMPANY-AAG'S PROXY CARD AND VOTING INSTRUCTION FORM?

d. YOU MAY VOTE IN PERSON AT THE MEETING

e. WHAT IF I CHANGE MY MIND AFTER I SUBMIT MY PROXY?

VIII. INFORMATION ABOUT CHALLENGER NOMINEES

IX. PARTICIPANTS IN THE SOLICITATION

X. ELECTION OF DIRECTORS

a. PROPOSAL NO. 1 ELECTION OF DIRECTORS

b. FURTHER MATTERS

XI. SHAREHOLDER PROPOSALS

Proposal No. 1  Vote on Directors

Proposal No. 2 Board Proposal to Amend the Restated Certificate of Incorporation to Eliminate Article 10

Proposal No. 3 Board Proposal to Amend the Restated Certificate of Incorporation to Provide for Annual Election of All Directors

Proposal No. 4 Stockholder Proposal to Adopt Simple Majority Vote

Proposal No. 5 Stockholder Proposal on Simple Majority Vote When Amending Bylaws

Proposal No. 6 Majority Vote Standard For The Election Of Directors

Proposal No. 7 Stockholder Proposal to Enforce Shareholder Votes

Proposal No. 8 Stockholder Proposal for Equal Ownership Rights for Worker 401(k) Shareholders

Proposal No. 9. Stockholder Proposal to Elect Directors Annually

Proposal No. 10. Reimbursement Proposal For Short-Slate Proxy Contests

XII. CONCLUDING REMARKS OF THE CHALLENGERS

APPENDIX | PROXY CARD AND VOTING INSTRUCTION FORM ("VIF")

I. DEFINITIVE PROXY STATEMENT AND DEFINITIVE FORM OF PROXY

SOLICITATION, VOTING AND REVOCATION OF PROXIES

Richard D. Foley, Stephen Nieman, Terry K. Dayton, and Bill Davidge: THIS PROXY IS BEING SOLICITED ON BEHALF OF THE PARTICIPANTS AND NOT ON BEHALF OF THE COMPANY-AAG'S BOARD OF DIRECTORS. This proxy statement and form of proxy are Definitive copies.

II. ANNUAL MEETING OF STOCKHOLDERS

Scheduled to be held at 2 p.m. on Tuesday, May 16, 2006, in the William M. Allen Theater at the Museum of Flight in Seattle, WA. For more details, please reference the Alaska Air Group, Inc. ("the Company-AAG's)" April 14, 2006 Definitive Proxy statement's "Letter to Stockholders" dated April 10, 2006 at the beginning of the document.

Note:  Throughout our proxy statement, we will be referencing in its entirety the Company-AAG's April 14, 2006 Definitive Proxy Statement, which can be accessed at EDGAR URLs: http://www.sec.gov/Archives/edgar/data/766421/000119312506058047/dprec14a.htm
http://www.sec.gov/Archives/edgar/data/766421/000119312506079774/0001193125-06-079774-index.htm

III. BEGINNING OF THE CHALLENGERS' REMARKS

Greetings to all Alaska Air Group, Inc. shareholders! If we may, allow us to introduce ourselves: We are Richard Foley, Steve Nieman and Terry Dayton. We are the CHALLENGERS for election to the board of directors of the Company-AAG. We are running against the incumbents nominated for re-election by the incumbent board. All three of us have consented to be named in the proxy materials. All three of us have agreed to accept nomination and to serve if elected. For more information on us, see VIII. INFORMATION ABOUT CHALLENGER NOMINEES and IX. PARTICIPANTS IN THE SOLICITATION further down this document.

The CHALLENGERS provide these proxy materials to enable you to exercise your right to vote for their election to the board of directors at the Company-AAG's 2006 Annual Shareholders Meeting.

Shareowner rights, corporate governance and corporate democracy have become subjects of much debate. The U.S. Securities and Exchange Commission ("SEC") continues to review proxy rules pursuant to its first announcement on April 14, 2003 that it will "Review Current Proxy Rules and Regulations to Improve Corporate Democracy" (see http://www.sec.gov/news/press/2003-46.htm). The SEC is also considering new rules on Security Holder Director Nominations (see http://www.sec.gov/rules/proposed/34-48626.htm/).

We believe the existing proxy rules can be confusing, complex and to some degree open to opposing legal interpretation. However, within the range of legal choices management of a company can make, we think there are choices that are optimal and help the shareowners to have a better understanding of complex subjects. Similarly, there are choices, we believe, that are less than optimal. In our opinion, we feel that wherever alternatives are legally equal, the path that optimizes shareowner understanding should be the one selected.

Therefore, the CHALLENGERS, Richard D. Foley, Stephen Nieman and Terry K. Dayton are undertaking to provide you with this Proxy Statement and Proxy Card to enable you to vote for the CHALLENGERS who are running against the incumbents.

We believe that a fresh and innovative perspective is needed on the board of directors. We believe that management of the Company-AAG would benefit from the shareowners electing all or some of the three CHALLENGER candidates.

IV. EXPENSES

The total amount to be spent directly or indirectly will not exceed $500 in aggregate. As of May 4, 2006, the CHALLENGERS have spent $400. Contrary to customary practice and regardless the outcome of the vote, we have chosen not to seek reimbursement for this solicitation from the shareowners of the Company-AAG. We do, however, plan to solicit for our Proposal No. 10 Reimbursement Proposal For Short-Slate Proxy Contests. In the future we believe grassroots proxy contests like ours will become more numerous and are good for business. In order to properly check-and-balance corporate power, these contests deserve some reimbursement for reasonable expenses considering that campaign expenses of incumbent directors' are currently paid fully by company stockholders.

In many contests, if challengers win, they seek to have all their expenses reimbursed by the company, such as duplicative mailings, etc. In our view such a practice causes the shareowners to pay twice for essentially the same thing. We do not plant to use the U.S. Post Office or any other carrier. The Internet and electronic mail ("email") will be used to communicate with and contact some of the shareowners of the Company-AAG, such as institutional holders.

We will consider accepting donations (if offered) to help cover costs of our proxy contest. All such donations will be properly reported. Because we don't anticipate receiving donations amounting to any significant sum, we do not plan that any donors would join us in this solicitation. However, if anyone contributes in excess of $500, they will be deemed participants in our solicitation. We plan to file Definitive additional materials to disclose any information regarding additional participants (if any).

In 2003, the management of the Company-AAG, as was within its right to do, offered to mail our proxy statement and proxy card to all the shareholders. As this would have been a second mailing and a repeated cost of approximately forty to fifty thousand dollars that the CHALLENGERS would have had to pay, we chose to decline.

We believe that a more democratic system of governance is a more productive system. We think that a VIF or a proxy card, like any ballot in a democratic system, should contain the names of ALL qualified candidates. Further, like a regular election, the candidates should shoulder the costs of their own campaigning.  If some general funding is provided by the company, then all candidates, both incumbents and challengers, should share equally from these funds.

V. HOW WE PLAN TO SOLICIT

The dedicated Internet web site www.votepal.com will be used for the purposes of conducting our solicitation. It will contain a downloadable/printable version of our Proxy Statement, Proxy Card and a VIF for 401(k) plan participants and other beneficial stockholders. Our Proxy Card and VIF are available as an Appendix at the end of this Definitive Proxy Statement.

The web site www.votepal.com will provide email addresses, a telephone and fax number for shareholders to contact us. It will also reference the Company-AAG's proxy materials. For those who are unable to access the Internet at home or work, many public libraries offer free access to computers and the World Wide Web.

We will email the CHALLENGER Definitive Proxy Statement to any stockholder who requests it. We will send the email with an electronic "return receipt requested" and keep a record of these verifications to prove the stockholder received our proxy materials.

Shareholders can view a paper copy of our Definitive Proxy Statement, which will be available for viewing from 9:00 am to 5:00 pm Monday thru Friday until the date of the stockholders meeting on May 16, 2006 at two physical locations: 15204 NE 181st Loop, Brush Prairie, WA and 6040 N. Camino Arturo, Tucson, AZ. Any one of the participants may have a paper copy of our Definitive proxy statement in their possession.

It is of the utmost importance that shareholders review this AAG CHALLENGER’s Definitive proxy statement in its entirety.  It contains instructions that cannot be easily found at any other source.  Again, the participants will be conducting an Internet, electronic-delivery ONLY solicitation.  If you can't access our proxy statement and proxy card electronically, we are NOT soliciting you. We will NOT supply printed copies if you request them. However, our materials are available to stockholders for free on www.votepal.com and the SEC's EDGAR websites.

All access by any AAG stockholder(s) accessing the CHALLENGERS' Proxy Card or VIF on www.votepal.com will come through a link leading first to the CHALLENGERS' Proxy Statement. This furnishes our Proxy Statement to stockholders before accessing our proxy ballot to vote.

The CHALLENGERS' proxy can be mailed, faxed or carried to the meeting to be counted. We may have an electronic version available. If a shareholder votes our electronic proxy card, certain contact information will be required to be filled in to correctly identify the stockholder and the shares he owns. Before an electronic proxy can be sent, certain information via "required fields" will be captured in the database of the ballot card.

It is our intention to lawfully maximize the use of Internet communication tools. We will make ourselves available to all media interested in our efforts, and will strive to follow all legal guidelines, requirements and regulations.

Presently a large percentage of the Company-AAG's shares are held by institutional investors, therefore we expect little difficulty in contacting over 50% of the outstanding shares.

VI. WE FAVOR OPEN AND FULL DISCLOSURE

We believe that the more transparent the system, the better return there will be on investment.

And remember, in this great land of America, we enjoy many individual rights, a big one being the guaranteed right of free speech under the U.S. Constitution.  You have the right to take our proxy materials and the-Company AAG's and share them with fellow stockholders as you partake in another sacred right –– the right to VOTE!  Another important right of stockholders is the right to assign your right to vote –– called a legal form of proxy –– to another person.  More on how to do this further down in our proxy statement.

VII. VOTING

VII.a. What Am I Voting On?

You are being asked to vote for the election of four directors candidates from the offering of seven nominees and nine stockholder proposals.

VII.b. HOW DO I CAST MY VOTE USING THE CHALLENGERS' PROXY CARD AND VOTING INSTRUCTION FORM?

How common stock is possessed determines how it is voted. Employees of the Company-AAG can possess stock in three ways:

  as 401(k) plan participants;
  as beneficial owners including shares bought through the Company-AAG's payroll deduction plan called the Employee Stock Purchase Plan;
  or as registered shareowners.

In our Proxy Statement, the employee stockholders will be referred to as either:

  "401(k) employee stockholders"
  "beneficial employee stockholders"
  "registered employee stockholders"

Non-employees can possess stock only as beneficial or registered stockholders. This group will be referred to as either:

  "beneficial" outside stockholders
  "registered" "outside stockholders

There are three ballot cards available to vote in this election:

  The one published by the Company-AAG
  Automatic Data Processing Proxy Services ("ADP")
  The CHALLENGER's

From the Company-AAG's, April 14, 2006 Definitive Proxy Statement, page 3 and 4:

"At the record date, 1,487,705 shares were held in the trust for Alaska Air Group 401(k) plan participants. ADP sent a proxy statement, an annual report and a voting instruction form to each participant who held shares through the Company’s 401(k) plans at the record date. The trustees, Vanguard and Fidelity, will vote only those shares for which instructions are received from participants. If a participant does not indicate a preference as to a matter, including the election of directors, then the trustee will not vote the shares on such matters."

(CHALLENGER Note:  On page 24 of the Company-AAG's March 17, 2006 Preliminary Proxy Statement, it listed the workers through the five company 401(k) plans being the fifth largest group of AAG stockholders.)

"To allow sufficient time for voting by the trustee, your voting instructions for 401(k) plan shares must be received by 11:59 p.m. Eastern Time on May 13, 2006. Because the shares must be voted by the trustee, employees who hold stock through the 401(k) plans may not vote these shares at the meeting.

"Persons beneficially holding stock in one of the Company’s 401(k) retirement plans cannot vote in person at the meeting and must vote by internet or telephone no later than 11:59 p.m. on May 14, 2006, and if they vote by mail, their voting instruction form must be received no later than 11:59 p.m. on May 13, 2006." (end of excerpt)

For both 401(k), beneficial and registered employee and outside stockholders, there is a Voter Control Number ("VC#") and a Personal Identification Number ("PIN") that can be obtained from either postal-mailed or emailed proxy materials from proxy mailer and tabulator companies on behalf of either the Company-AAG, your banker or broker.

VC#s in this contest will be provided by ADP, and uniquely identify each owner's stock holdings. Picking a PIN is done by individual shareholders when setting up their account with ADP after receiving an email notification by ADP.

In 2003, 2004 and 2005, we received guidance from the staff of the SEC that they would not object to stockholders writing their VC#s on the CHALLENGER proxy ballot card or VIF.

Unfortunately, an additional step is required for beneficial employee stockholders and beneficial outside stockholders in order to vote for the CHALLENGERS. They will need to request a letter of permission to vote their shares as they see fit, called a "legal form of proxy", which releases their shares to be voted by the beneficial owner and not the stockholder's banker, broker or ADP. Generally it's one-page long.

These legal forms of proxies need to be obtained and then in writing on the letter designate "The AAG CHALLENGER PROXY COMMITTEE is my legal proxy."(The AAG CHALLENGER PROXY COMMITTEE is composed of Stephen Nieman and Richard D. Foley or their designee(s).) With this authorization we will vote your shares as we instruct below on our proxy card and VIF. Then mail or fax those proxy letters to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483. Timeliness is important. If the authorized legal form of proxy letter does not accompany the ADP's or the CHALLENGERS' proxy card, PIN and VIF, that vote might not be counted.

We are currently engaged in discussions and an arbitration with the New York Stock Exchange ("NYSE"), and on March 15, 2006 sent a letter to Group Co-President Richard J. Daly of ADP (click on http://www.votepal.com/2006Contest/060315dalyltr.html) regarding easier methods for stockholders to request and receive legal forms of proxies. We have suggested it be a simple link on the Home Page of brokerage houses' or ADP's proxyvote.com websites that a stockholder could click on and download their legal form of proxy in a matter of minutes. It could then be forwarded to any individual or committee by email or fax to vote your shares on your behalf. We will report in future SEC Definitive filings the outcomes of these discussions with the NYSE and ADP.  (For more information on our arbitration with the NYSE, visit www.votepal.com and click on: http://www.votepal.com/2005%20Contest/0511nysearbi.html and http://www.votepal.com/060203rdfnysearbit.html/.

In the March 15 letter to Mr. Daly at ADP, we asserted that in our opinion a supposition must be made by shareholders from ADP's VIF in order to obtain a legal form of proxy. The only way to obtain a legal form of proxy is to check a box that says: "Place X here if you plan to attend and vote your shares at the meeting." We feel there should be a checkbox that simply says "Send me a Legal Proxy." There is no requirement that a stockholder must attend the meeting in order to receive a legal form of proxy.  We told Mr. Daly that we feel this instruction as written is materially misleading.

A reminder—shareholders are entitled to only one vote per share, and the later-dated proxy card of VIF, either by the CHALLENGER'S, the Company-AAG's or ADP's will count.

In order for all categories of stockholders to accurately identify themselves and enhance the potential that their proxy will be counted, they may voluntarily write in their VC#(s) and PIN(s) on our proxy card and send it to us either electronically, by fax or postal mail according to instructions in this proxy statement and as published on www.votepal.com/. Don't forget your authorized legal form of proxy letter. There is a possibility that if a shareholder uses the CHALLENGER's proxy card without a proper authorized legal form of proxy, the votes on the CHALLENGER's card may not be counted properly.

Please remember if you are downloading and transmitting our proxy cards—FILL IN THE NECESSARY INFORMATION TO ACCURATELY IDENTIFY YOURSELF AND THE NUMBER OF SHARES YOU OWN TO VOTE. INCLUDE THE VC# , PIN AND THE AUTHORIZED LEGAL FORM OF PROXY LETTER. THEN LEGIBLY SIGN IT AND PRINT YOUR NAME BELOW YOUR SIGNATURE.

WE CAN'T STRESS ENOUGH THE IMPORTANCE OF YOUR AUTHORIZED LEGAL FORM OF PROXY, THE VC#, PIN AND LEGIBLE SIGNATURE. Without it being properly included, your proxy ballot or VIF will not be a valid form of proxy and will not be counted.

Primarily, we will be offering and collecting our proxy cards via by mail and fax. On www.votepal.com/, we will provide a proxy card in pdf and html format that interested shareholders can view or download, fill in, sign and mail to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483. We may have an electronic proxy card available to vote.

For 401(k) employee stockholders, you will have to vote properly to complete the requirement that the Vanguard and the Fidelity trustees be notified of your voting instructions. This must be completed by 11:59 p.m. Eastern Time on May 13, 2006 (See the Company-AAG's April 14, 2006 Definitive Proxy Statement on page 3 and 4 under the heading "What if I change my mind after I submit my proxy?" and "How are shares voted that are held in a Company 401(k) plan?").

However, since our candidates have been withheld from the Company-AAG's VIF (see the Company-AAG's April 14, 2006 Definitive Proxy Statement at the very end); (our names were also withheld in years 2003, 2004 and 2005, which was never explained by Company-AAG management), 401(k) employee stockholders will need to VOTE A VIF THAT WILL BE AVAILABLE ONLY ON WWW.VOTEPAL.COM/. Send this CHALLENGER VIF to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483. The CHALLENGERS will ensure that the Vanguard and Fidelity trustees receive these proxies by the May 13, 2006 deadline at 11:59 p.m. Be sure to include your VC# and PIN.

Please note that the management of the Company-AAG is not required to include the names of the CHALLENGER nominees on the 401(k) employee stockholders' VIF.

In all previous years, we have tried to obtain the Company-AAG's permission to allow their incumbent candidates to be published on the CHALLENGER proxy card and VIF so there would be at least one ballot with ALL candidate names on it, but the Company-AAG either refused or never responded (and never explained why).

In 2003 and 2004, Putnam Fiduciary Trust Company ("Putnam"), the 401(k) plan administrator prior to Vanguard, agreed to permit the voting of VIFs by plan participants for the CHALLENGER candidates using their Proxy Card available on www.votepal.com/.

In 2005, Vanguard published and mailed the following letter instructing how 401(k) AAG plan participants could vote for the CHALLENGERS (click on http://2005%Contest/edgar&me/vanguardinstruct05.pdf), which included a fax number. Unfortunately, it had some misleading statements in the letter. In order to vote for the CHALLENGERS, Vanguard did not properly explain that you cannot use phone or Internet services provided by the Company-AAG's proxy voting contractor. ADP's system is set to provide and count ONLY VIFs with the Company-AAG's candidates and proposals. If you wish to vote for the CHALLENGERS and their proposals, you must download and vote the CHALLENGERS' VIF from www.votepal.com (include your VC#, PIN and legible signature) and fax or postal mail to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483.

Unfortunately, to add insult to injury (and never fully explained), not all plan participants received this mailing from Vanguard last year.  It was also not delivered to plan participants who only received their proxy materials from the Company-AAG/EquiServe electronically.

On April 17, 2006 we received an announcement that Vanguard will be delivering the following notification letter to AAG plan participants (click on http://www.votepal.com/2006Contest/AAG06proxyvanguardcoverltr.pdf). We are in the process of endeavoring to obtain the applicable information and procedure this year from Fidelity, which is one of the designated, directed-trustees, as to how it will lawfully notify you of our solicitation (which is a requirement of the Plans Trust Agreements). When further information becomes available, we will file additional Definitive material to amend our Proxy Statement with the SEC to advise 401(k) stockholders. We will also publish this information on www.votepal.com/.

VII.c. HOW DO I CAST MY VOTE USING THE COMPANY-AAG'S PROXY CARD AND VIF?

For 401(k) employee stockholders, you will have to vote properly to complete the requirement that the Vanguard and Fidelity trustees be notified of your voting instructions. This must be completed by 11:59 p.m. Eastern Time on May 13, 2006 (See the Company-AAG's April 14, 2006 Definitive Proxy Statement on page 3.)

However, since our candidates have been withheld from the Company-AAG's VIF (see the Company-AAG's April 14, 2006 Definitive Proxy Statement at the tail end); our names were also withheld in years 2003, 2004 and 2005 (which was never explained by Company-AAG management), 401(k) employee stockholders will need to VOTE A VIF THAT WILL BE AVAILABLE ONLY ON WWW.VOTEPAL.COM/. Please note that the management of the Company-AAG is not required to include the names of the CHALLENGER nominees on the 401(k) employee stockholders' VIF.

All AAG stockholders have the right to vote for the CHALLENGERS using the Proxy Card/VIF published by the Company-AAG as well as ADP's. These proxy cards do not belong to management. They are property of the shareholders. BUT, you must properly execute voting these proxy cards, which isn't easy when trying to vote for the CHALLENGERS. (Remember, you are empowered at all times to vote the ballot card or VIF of the CHALLENGERS that is available on www.votepal.com/:

  If you're a registered or beneficial shareholder, you can access the Company-AAG's Definitive Proxy Statement Proxy Card published with the SEC at: (http://www.sec.gov/Archives/edgar/data/766421/000119312506079774/ddefc14a.htm/), and copy or print out page 60. Then simply by hand line out the named proxies William S. Ayer and Keith Loveless and write in "The AAG CHALLENGER PROXY COMMITTEE is my legal proxy". Then mail the card to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483. If you're a beneficial owner, be sure to obtain and attach an authorized legal form of proxy from ADP. This can be most quickly obtained by phoning ADP's system at (800) 690-6903 or accessing ADP's Internet site at www.proxyvote.com/. Follow the prompts or clicks to check the box that says: Place X here if you plan to attend and vote your shares at the meeting."Then after printing, write by hand anywhere on the form "The AAG CHALLENGER PROXY COMMITTEE is my legal proxy". Then mail the card to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483.
  If your received your proxy materials from the-Company AAG by mail, you can use the same procedure described above. Then mail the VIF to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483. Be sure to obtain and attach your authorized legal form of proxy letter from ADP using the instructions above if you own beneficially.
  If you received your VIF electronically from ADP, you will first need to obtain and attach a legal form of proxy from ADP using the instructions written above, and then write by hand anywhere on the form "The AAG CHALLENGER PROXY COMMITTEE is my legal proxy". Then mail the VIF to the The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483. Be sure to obtain and attach an authorized legal form of proxy from ADP using the instructions written above.
  For 401(k) plan participants, follow the procedure listed above regardless whether you receive your VIF from ADP electronically or via the mail. Be sure to include your VC#, PIN and write by hand anywhere on the VIF "The AAG CHALLENGER PROXY COMMITTEE is my legal proxy." Sign legibly and print your name below your signature. You will NOT require a legal form of proxy in this one case. Then mail the VIF to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483.

Again, mail or fax all your CHALLENGER proxies to the postal address below.

Mail to:
The AAG CHALLENGER PROXY COMMITTEE
c/o Steve Nieman
Box 602
Brush Prairie, WA 98606

Fax to us at:
(360) 666-6483

Unfortunately, currently there is no way to electronically pencil "write in" CHALLENGER candidates on an ADP electronic ballot and have it properly voted. That's why your only recourse is to get things on paper and either mail or fax to: The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483.

At this point in time, it appears that only AAG 401(k) employee stockholders whose plan is administered by Vanguard may be able to vote electronically for the CHALLENGERS using their electronic proxy card available on www.votepal.com/. The reason being that this group of stockholders do not require a legal form of proxy, and Vanguard has published its voting instruction that will uniquely require ADP to count this vote. With many various interpretations of proxy voting rules, it's safest to get things down on paper. Mail or fax ballot cards to The AAG CHALLENGER PROXY COMMITTEE c/o Steve Nieman, PO Box 602, Brush Prairie, WA 98606 or fax to (360) 666-6483.

We assert that in our opinion since VIFs postal or electronically-mailed to beneficial owners come from ADP and not the Company-AAG—that those proxy cards MUST contain the CHALLENGERS' names and a link to the CHALLENGERS' VIF and proxy card at www.votepal.com/. In our opinion, a failure to do that would indicate that ADP is soliciting proxies just for the Company-AAG, and should be required to make all necessary filings with the SEC in the Company-AAG's Proxy Statement as Participants in the Company-AAG's Solicitation.

Remember: the management of the Company-AAG is under no obligation to require that all candidates and all shareholder proposals are listed on the Company-AAG's proxy card. The generally accepted practice is that the most recently-dated legal proxy will be the one counted.

VII.d. YOU MAY VOTE IN PERSON AT THE MEETING

At the stockholders meeting, stockholders will FINALLY be able to secure a ballot with ALL seven candidates on it distributed by management of the Company-AAG. At least that's what happened in years 2003, 2004 and 2005. At the meeting stockholders can use this ballot card circulated by the AAG. For employee and outside stockholders, if you hold your beneficial shares through a bank or broker, you must in sufficient time before the meeting CONTACT ADP TO RECEIVE A LEGAL FORM OF PROXY, by checking the box on your VIF that says "Place X here if you plan to attend and vote your shares at the meeting" and bring the legal proxy with you in order to vote at the meeting.

401(k) employee stockholders cannot vote their voting instructions at the shareholders meeting. 401(k) employee stockholders, as beneficial holders of such shares held in trust, must give directions to the trustee(s), the record holders of such shares, on how to vote their shares in advance of the meeting by properly returning their VIF. That deadline has been established as May 13, 2006 (see page 3 of the Company-AAG's April 14, 2006 Definitive Proxy Statement). Again, as we've stated above, the CHALLENGERS can do that for you by sending us your VIF in time.

Some of the reasons for this state of affairs regarding stockholders being able to vote for the CHALLENGERS (or not) is due to the choice we made not to do a regular postal mailing via ADP. We live now in an electronic world. In our opinion, we feel a requirement to do a separate mailing is an expensive impediment to making opposing proxy contests easy and affordable. We feel notification of an Internet challenging solicitation can be done using the company's Definitive Proxy statement disclosing the URL of the websites where the challenger proxy statement and proxy materials are located. After all, stockholders pay for all mailings by management of company proxy materials.

WE BELIEVE THAT ALL STOCKHOLDERS SHOULD BE ENTITLED TO THE LEAST COSTLY AND SIMPLEST METHOD OF OBTAINING A LEGAL FORM OF PROXY AND VOTING FOR SEC-QUALIFIED CANDIDATES OF THEIR CHOICE. THE INTERNET IS AN AFFORDABLE AND EFFICIENT RESOURCE, WHICH WE ARE UTILIZING.

The law of Delaware, under which the Company-AAG is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector(s) of Election can determine that it was authorized by the stockholder. (General Corporation Law of the State of Delaware, Section 212.)

In general there is some disagreement on whether electronically transmitted proxies are valid and lawful where a state of a "contested election" has been declared. The CHALLENGERS have no objection to electronic proxy voting. In the past, we have discussed this with management of the Company-AAG, and indicated our willingness to participate in developing a viable method to maximize the convenience for all stockholders to vote, and maximize the ease and accuracy of the tabulation of the proxy votes. Our position is that the determination of a contested election exists when the Company-AAG and the CHALLENGERS have filed accordingly with the SEC.

We understand that in the past the NYSE did not agree with positions like ours. It has maintained that challengers have to do a mailing to all shareholders who hold their shares beneficially or in street name through banks, brokers or other intermediaries. In our proxy contest in 2003, the NYSE said we would have to do a mailing, which was substantiated by an April 30, 2003 fax that we sent to the NYSE and the Commission contesting this decision. We can only view such a position that the NYSE took as being wrong on two counts. We feel: (1) this decision should be made by the participants and the SEC—not by intermediaries; and (2) to be forced to pay for an essentially duplicative mailing wastes time and resources, and is an impediment to properly check-and-balancing corporate power.

In 2004, we contacted the NYSE regarding the position it will take in reference to our 2004 proxy contest. On April 28, 2004, we received a telephone call from Mr. Stephen Walsh of the NYSE. He said the NYSE had not changed its position in the last year, and would not classify our solicitation in 2004 as a "contest." We are in the process of learning this year if the NYSE will change its historic position.

We note that in the August 2004 10Q SEC filing, the management of the AAG did not count the "broker vote." We believe the management of the Company-AAG was correct in this regard, and we commended its establishment of this precedent which benefits its shareholders.

However, this year on page 4 of the Company-AAG's April 20, 2006 Definitive proxy statement, management has asserted that "brokers will have the discretion to vote your shares in the absence of specific instructions regarding Proposal 1." We think this is a poor decision.

VII.e. What If I Change My Mind After I Submit My Proxy?

If the CHALLENGER'S proxy card is signed with a voting direction indicated, the proxy will be voted according to the direction given. If no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal (listed in the order of presentation and using the same numbering as the Company-AAG's proxy materials on page 39 of its April 14, 2006 Definitive Proxy Statement): FOR CHALLENGER director candidates Richard D. Foley, Stephen Nieman and Terry K. Dayton, and FOR proposals 2 through 10.

Before the polls close at the meeting, you may revoke your proxy and change your vote by submitting a later-dated proxy. Before the day of the meeting, you may do this by contacting the CHALLENGERS via fax at (360) 666-6483, toll free phone call at 1-866-2-vote-us (1-866-286-8387) or email to reachus@votepal.com.

VIII. INFORMATION ABOUT CHALLENGER NOMINEES

Mr. Richard De Wayne Foley, 59; retired 32-year railroad conductor and President of The Foley Group. Mr. Steve Nieman, 53; pilot for Horizon Air since 1978; Mr. Terry K. Dayton, 50, communications agent for Horizon Air since 1985. For more information, see IX. PARTICIPANTS IN THE SOLICITATION below.

Mr. Nieman and Mr. Foley became acquainted with each other through membership in CESJ, the Center for Economic and Social Justice, a non-profit organization promoting stakeholder ownership among other advocacies.

Mr. Nieman traveled to Tucson, Arizona in March 2002 to initially meet Mr. Foley. Sharing similar interests in stakeholder ownership, the two men agreed to work to build a resource of information and assistance to promote responsible exercise of worker and customer ownership shareholder rights. Under that premise, they formed OU® (Ownership Union), which was certified by the U.S. Dept. of Labor in June 2002. OU® is neither a party to, nor an associate in or participant in the solicitation.

At the request of Mr. Nieman in the Fall of 2002, Mr. Foley agreed to accept nomination for election to the board of directors of the Company-AAG in 2003. He also ran in 2004 and 2005. Mr. Dayton agreed to join the slate in 2004 and ran again in 2005.

IX. PARTICIPANTS IN THE SOLICITATION

Richard D. Foley, Stephen Nieman, Terry K. Dayton and William B. Davidge are participants in the solicitation. Mr. Foley does not own any of the Company-AAG's stock.

As of Nov. 15, 2004, Mr. Nieman owned approximately 400 shares of the Company-AAG's stock.

As of February 15, 2006, Mr. Dayton owned a total of approximately 675 shares of the Company-AAG's stock.

As of February 15, 2006, Mr. Bill Davidge owned a total of 1,900 shares of the Company-AAG's stock.

Neither Steve Nieman, Richard Foley, Terry Dayton nor Bill Davidge has any family relationship with any of the officers or directors of the Company-AAG, nor are they parties to, or in any way involved in any securities litigation involving the Company-AAG or any other registrant. None of them are promoters or control persons. None of them have been in involved in any bankruptcy petitions or proceedings. Mr. Foley is involved in one lawsuit against an unrelated publicly-NYSE-traded company. None of them have been involved in any type of transaction or any other type of business relationship with the Company-AAG, other than Mr. Nieman's employment as a pilot, Mr. Dayton's employment as a communication agent with Horizon Air, and Mr. Davidge's as an aircraft mechanic. None of them have been involved in any solicitation of any registrant within the last five years, other than the solicitations at the AAG since 2003. None of them have received any payment or income, other than Mr. Nieman's, Mr. Dayton's and Mr. Davidge's within the normal course of their regular employment.

RICHARD DE WAYNE FOLEY

6040 N. Camino Arturo Tucson, AZ 85718  Phone: (520) 742-5168

President & CEO. The Foley Group ("TFG") November 1989 to present.

Principal business: Consulting; Shareholder services & computer mapping. TFG was incorporated in November 1989. Please note that TFG has no corporate involvement with any shareholder actions at the Company-AAG; nor are any of its officers, workers or associates in the Company-AAG. Mr. Foley and TFG own no shares of the Company-AAG either beneficially or in any other manner; nor do they have any business relationships, past, existing or contemplated with the AAG; nor any purchase or ownership, the voting of any proxies, or the withholding of any proxies of the Company-AAG's stock.

Founder of OU® (Ownership Union), and serves as Chairman. OU® is a registered federal labor union started in 2002. Address: Box 602, Brush Prairie, WA 98606

Mr. Foley has not been convicted in a criminal proceeding.

Note: Mr. Foley has agreed to endeavor to assist several worker shareholders of the Company-AAG, including Steve Nieman, Terry Dayton and Bill Davidge in the exercise of their shareholder rights to make proposals, and to serve as a communication coordinator for these shareholders. In every instance of this assistance, the individual shareholder retained full control of the action of the exercise of their shareholder rights. In no case or instance has there been any contract or agreement wherein Mr. Foley would be paid or receive any compensation of any kind by or from any of these shareholders or any other parties. The limited proxy by these shareholders did not include any voting rights, and it was limited to assisting in the preparing and presentation of shareholder proposals to the Company-AAG, and follow up with any necessary revisions. With the exception of Mr. Nieman, Mr. Dayton and Mr. Davidge, none of the other shareholders assisted by Mr. Foley are associated in any way with this contest or any solicitation of proxies for votes at the Company-AAG's 2006 annual meeting and election of directors.

STEPHEN NIEMAN

Pilot for Horizon Air since December 1978.

Address: Horizon Air 8070 N.E. Air Trans Way, Portland, OR 97218

Home Address: 15204 NE 181st Loop, Brush Prairie, WA 98606 Phone: (360) 687-3187

Founder and President of OU® (Ownership Union), which is a registered U.S. federal labor union started in 2002. Address: Box 602, Brush Prairie, WA 98606

Mr. Nieman has not been convicted in a criminal proceeding.

Mr. Nieman is acquainted with many worker shareowners of the registrant.

Steve Nieman is not a "significant employee" of the Company-AAG as described in the SEC regulations S-K.

TERRY K. DAYTON

Communications agent in Spokane, WA for Horizon Air since 1985.

Address: Horizon Air 8070 N.E. Air Trans Way, Portland, OR 97218

Home Address: 10510 E. 6th Avenue, Spokane Valley, WA 99206  Phone (509) 922-2531

Member of the OU® (Ownership Union).

Mr. Dayton has not been convicted in a criminal proceeding.

Mr. Dayton is acquainted with many worker shareholders of the registrant.

Terry Dayton is not a "significant employee" of the Company-AAG as described in the SEC regulations S-K.

WILLIAM B. DAVIDGE

Aircraft mechanic in Portland, OR for Horizon Air since 1986.

Address: Horizon Air 8070 N.E. Air Trans Way, Portland, OR 97218

Home Address: 51439 EM Watts Road, Scappoose, OR 97056  Phone: (503) 543-5161

Member of the OU®  (Ownership Union).

Mr. Davidge has not been convicted in a criminal proceeding.

Mr. Davidge is acquainted with many worker shareholders of the registrant.

Bill Davidge is not a "significant employee" of the Company-AAG as described in the SEC regulations S-K.

X. ELECTION OF DIRECTORS

For additional information on the following proposals, we direct you to the Company-AAG's April 14, 2006 Definitive Proxy Statement pages 39-54.

X.a. Proposal No. 1 Election Of Directors

The CHALLENGER candidates have consented to be named in this proxy, and to serve if elected. The CHALLENGER nominees are:

Mr. Richard De Wayne Foley; Mr. Stephen Nieman; and Terry K. Dayton.

The AAG's Board of Director nominees are published on pages 7-10 of the Company-AAG's April 14, 2006 Definitive Proxy Statement.

In the election of directors, the four nominees who receive the highest number of FOR votes will be elected (see the Company-AAG's April 14, 2006 Definitive Proxy Statement page 5.)

You may vote FOR, AGAINST or you may WITHHOLD authority to vote for each nominee for director.

X.b. Further Matters

Ownership-sharing of productive capital assets represented by ownership of securities instruments such as common or preferred stock, could lower ever-climbing fixed costs covering employee compensation and benefits. These lower fixed hourly-wage costs could be supplemented by variable income from other capital sources, such as a payout of profit sharing, employee performance bonuses, dividends on 401(k) or ESOP stock shares, as well as appreciation of the share price. Additionally, we support direct ownership by active, strategic participants (such as workers AND customers) of the company's major income-producing assets such as its airliners through leveraged financing.

We also advocate initial and recurrent training to build and maintain a corporate ownership culture as described by the Center for Economic and Social Justice called JBM –– Justice Based Management (click on: http://cesj.org/jbm/articles-jbm/brief-jbm.htm/).

If part of the CHALLENGER slate is elected, we will occupy a minority of the board, and will have to convince the majority as to the viability of our plans outlined briefly above. There is no assurance that we will be able to successfully carry out what we advocate and foresee for the future.

If the CHALLENGERS are not elected, they plan to continue to exercise their First Amendment rights of free speech regarding beliefs they hold. The CHALLENGERS support growing alliances between stockowners, workers and customers.

XI. SHAREHOLDER PROPOSALS

We believe we have complied with the Company-AAG's Bylaws, Article II Meeting of Stockholders, Section 9 Proper Business for Stockholders' Meetings by filing all of our proposals with the Corporate Secretary by the Feb. 15, 2006 deadline.

To the best of our judgment and/or opinion of Delaware law, all of the proposals should be considered binding except Proposal 10.

Further note: We believe that the shareholders of this company have the right to change its bylaws at any lawful time and manner. We believe Delaware law, the Company-AAG's Restated Certification of Incorporation and Bylaws empowers the board of directors to complete its solemn duty:

  To comply with the general desires of the shareholders as expressed by their lawful vote, and;
  To implement the will of the shareholders expressed through a majority vote to change the bylaws in the manner specified in the following properly presented proposals.

Further, should the Company-AAG's board and management decide to ignore qualifying vote(s) on these proposals, litigation might be required by the shareholders, who in a sense would be forced to sue their own board to require it to abide by their democratic will to carry out the changes they lawfully demand.

We acknowledge the possibility that some argument could be presented contrary to our opinion. We cannot know if any shareholders would step forward in such circumstances that might develop as described above, nor are we (or any of the proposalists or candidates) promising to bring any such action, nor can we predict that such an action would be determined to favor generally or specifically with our opinion. We also realize the propriety of mandatory bylaws may have to ultimately be decided by the Delaware courts.

The votes on some of the proposals below might be considered "confirmatory." It just depends what this board does after the meeting when this year's vote totals are known. The fact is some of these proposals won super-majority votes last year.

A comment regarding Proposal NO. 10 –– REIMBURSEMENT PROPOSAL FOR SHORT-SLATE PROXY CONTESTS, which appears only in the CHALLENGER's proxy statement. The fact that this proposal does not appear in the Company-AAG's Definitive proxy statement means the vote we tally on our proxy card and VIF will not be binding on the board. It's merely a survey that we wish to take of AAG stockholders' interest on this important topic. We will deliver the result to the board after the polls close. Perhaps some of the directors may be curious about what we learn.

PROPOSAL 2.  AAG BOARD PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE 80% SUPER-MAJORITY VOTING REQUIREMENT

This proposal is sponsored by the Board of Directors.

General

Subject to approval by our stockholders at the Annual Meeting, the Board of Directors, upon the recommendation of its Governance and Nominating Committee, has adopted a resolution approving and declaring the advisability of an amendment to our Restated Certificate of Incorporation providing for the deletion of Article 10, to eliminate the 80% super-majority voting requirement.

The Restated Certificate of Incorporation currently contains Article 10, which reads as follows:

Article 10

Special Voting. If this corporation has a “controlling stockholder,” the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock shall be required for this corporation to (a) consolidate with, or merge with any other corporation, (b) convey to any corporation or other person or otherwise dispose of all or substantially all of its assets, or (c) dispose of by any means all or substantially all of the stock or assets of any major subsidiary. For purposes of this Article, a controlling stockholder is a person who, including associates of such person, is the beneficial owner of more than 15% of the voting power of this corporation. This voting requirement shall not be applicable if 80% of the disinterested members (not representing or being associated with the controlling stockholder) of this corporation’s full Board of Directors have voted in favor of the proposed consolidation, merger, conveyance, or disposition. If there is a controlling stockholder, this Article 10 can be amended only by the affirmative vote of 80% of the voting power of this corporation. Any determination made by the Board of Directors, on the basis of information at the time available to it, as to whether any person is an associate of a controlling stockholder, shall be conclusive and binding for all purposes of this Article 10.

The Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of this corporation, (b) merge or consolidate this corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of this corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers and other constituents of this corporation.

Proposed Amendment

If this Proposal is approved by stockholders, Article 10 would be deleted from the Company’s Restated Certificate of Incorporation, and the Restated Certificate would be restated and all subsequent Articles would be renumbered accordingly.

General Effect of the Proposed Amendment and Reasons for Approval

The AAG Board of Directors unanimously recommends that stockholders vote FOR this proposal for the following reasons:

Article 10 was designed to curb abusive takeover attempts. It was adopted in 1985, prior to the enactment of Section 203 of the Delaware General Corporation Law (“Section 203”), a statutory provision also designed to curb abusive takeovers of Delaware corporations. The Board believes that elimination of Article 10 will not adversely affect the Company or its stockholders, because the Company will continue to be protected under Section 203.

Like Article 10, Section 203 addresses the problem of abusive takeover attempts by preventing certain business combinations of a corporation with “interested stockholders.” Section 203 defines an “interested stockholder” as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the corporation, or (b) is an affiliate or associate of the corporation and was an owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date a determination is sought on whether such person is an interested stockholder.

Section 203 prevents business combinations with interested stockholders within three years after such stockholders become interested unless (a) the business combination is approved by the board of directors before the person becomes an interested stockholder; (b) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder; or (c) the business combination is approved by the corporation’s board of directors and by the holders of at least 66-2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Section 203 is intended to have a deterrent effect on the ability or desire of third persons to acquire a substantial block of a corporation’s voting stock and to attempt to gain control of the corporation without negotiating directly with its board.

Article 10 is broader than Section 203 in that it is applicable to certain sales of subsidiaries or the assets of subsidiaries to third parties; by contrast, Section 203 covers only such transactions if they are “to or with the interested stockholder.”

AAG CHALLENGERS RECOMMEND A VOTE FOR PROPOSAL 2.

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PROPOSAL NO. 3. AAG BOARD PROPOSAL FOR ADOPTION OF ANNUAL ELECTION OF ALL DIRECTORS

This proposal is sponsored by the AAG Board of Directors.

General

Subject to approval by our Stockholders at the Annual Meeting, the Board of Directors, upon the recommendation of its Governance and Nominating Committee, adopted a resolution approving and declaring the advisability of an amendment to the Company’s Restated Certificate of Incorporation to provide for the annual election of all of our directors.

The Restated Certificate of Incorporation presently provides that our Board of Directors is classified, and directors are divided into three classes, each serving a three-year term. At prior annual meetings, the Company’s stockholders have approved non-binding proposals recommending that all directors be elected at each annual meeting. The amendment would provide that all of our directors standing for election would be elected for one-year terms each year, commencing with the Company’s 2007 Annual Meeting of Stockholders. If the amendment is approved, it will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting. If the amendment is not approved, the Board of Directors will remain divided into three classes, with the directors being elected for staggered three-year terms.

Proposed Amendment

If the amendment were adopted, the text of Article 6 of the Company’s Restated Certificate of Incorporation would read in its entirety as follows:

Article 6. Directors

The Board of Directors shall be composed of no less than nine and no more than fifteen Directors, the specific number to be set by resolution of the Board of Directors; provided, that the Board of Directors may be less than nine until vacancies are filled. The number of Directors of the corporation shall be fixed from time to time by or pursuant to the By-Laws. Each Director who is serving as a Director on the date of this Restated Certificate of Incorporation and who was elected or appointed after May 16, 2006 shall hold office until the next annual meeting of stockholders and until a successor has been elected and qualified, subject to prior death, disability, resignation, retirement, disqualification or removal from office. Directors elected prior to or on May 16, 2006, including those elected at the 2006 Annual Meeting, shall continue to hold office until the expiration of the three-year terms for which they were elected, subject to prior death, disability, resignation, retirement, disqualification or removal from office. Any person elected to a newly-created director position or any person elected to fill a vacancy shall serve until the next annual meeting and until a successor has been elected and qualified, subject to prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

The current text of Article 6 of the Company’s Restated Certificate of Incorporation, which would be amended as set forth above, provides:

Article 6

The Board of Directors shall be composed of no less than nine and no more than fifteen Directors, the specific number to be set by resolution of the Board of Directors; provided, that the Board of Directors may be less than nine until vacancies are filled. The Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible. The term of office of each class shall initially be as follows:

Class and Term

Class 1 –– Until the 1986 annual meeting of stockholders

Class 2 ––Until the 1987 annual meeting of stockholders

Class 3 ––Until the 1988 annual meeting of stockholders

Subsequent to the expiration of the initial term, a Director’s term shall be three years, and each Director shall serve for the term for which he was elected or until his successor shall have been elected and qualified, whichever is later, or until his death, resignation or removal from office.

General Effect of the Proposed Amendment and Reasons for Approval

The Board of Directors unanimously recommends that stockholders vote FOR this proposal for the following reasons:

The Governance and Nominating Committee and the Board of Directors regularly evaluate our corporate governance practices to ensure that such practices, including the mechanism for the election of directors, remain in the best interests of the Company and its stockholders. The classification of directors historically has been viewed as promoting continuity and expertise on our Board and encouraging persons considering an acquisition of the Company to negotiate with the Board of Directors rather than pursuing unilateral takeover proposals. While the Board of Directors believes that these considerations continue to be important, it also appreciates the growing sentiment that the annual election of directors increases the accountability of directors to stockholders and recognizes the resulting trend away from classified boards. In light of this trend and after having given careful consideration to the various arguments for and against maintaining a classified board, the Board of Directors believes that the interests of our stockholders are best served by giving the stockholders the opportunity to evaluate the performance of each director on an annual basis. As a result, the Board of Directors has unanimously determined to recommend that all of our directors be elected annually.

AAG CHALLENGERS RECOMMEND A VOTE FOR PROPOSAL 3.

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NO. 4  ADOPT SIMPLE MAJORITY VOTE

RESOLVED: Comprehensive Commitment to Adopt Simple Majority Vote

Recommend that our Board take each step necessary for adoption of a simple majority vote to apply to the greatest extent possible. This proposal is focused on adoption of the lowest practicable shareholder majority vote requirements to the fullest extent practicable.  This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the high super majority vote required for formal adoption of this proposal topic.

Terminate Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate our shareholder majority.  For example, with our 80% vote requirement, if 79% vote yes and only 1% vote no — only 1% can force their will on the overwhelming 79% majority.

This topic won 72% support at our 2005 meeting.  It was sponsored by John Chevedden, of Redondo Beach, California.

Progress Begins with One Step

It is important to take one step forward and adopt the above RESOLVED statement since our 2005 governance was not impeccable.  For instance in 2005 it was reported (and certain concerns are noted):

The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

  "D" in Board Composition.
  "F" in Shareholder Responsiveness.
  Our board routinely failed for years to adopt numerous shareholder proposal topics that received majority support.
  We had no Independent Chairman and not even a Lead Director – Independent—Oversight concern
  We were allowed to vote on individual directors only once in 3-years—Accountability concern
  Yet our directors can be re-elected with only one yes-vote from our 27 million shares under plurality voting.
  We would have to marshal an awesome 80% shareholder vote to make certain key governance improvements – Entrenchment concern.
  Cumulative voting was not allowed

  There are too many active CEOs on our board with seven—Over-commitment concern
  Our full board had only four meetings in an entire year.
  Four directors owned only 90 to 946 shares each –– Company confidence concern
  Three directors had 23 to 33 years tenure –– Independence concern
  Mr. Kennedy, with 33 years director tenure, chaired our nomination committee – Independence concern
  Mr. Mallot, with 23 years director tenure, chaired our audit committee—Independence concern.
  Plus Mr. Mallot was not an audit financial expert.
  Poison pill: A shareholder proposal, asking our company to require shareholder approval of poison pills, received a majority vote in 2002 and 2003. Our company adopted such a policy.  However the policy then allowed our board to override this policy and adopt a pill without shareholder approval. According to The Corporate Library this override provision undermines the shareholder approval requirement.

These less-than-best practices reinforce the reason to take one step forward and support simple majority vote.

ADOPT SIMPLE MAJORITY VOTE—YES ON 4

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No. 5  SHAREHOLDER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE WHEN AMENDING BYLAWS

Resolve:  Commence and complete the appropriate process to amend the Company's governance documents (certificate of incorporation and/or bylaws) to ensure bylaws are amended by a simple majority vote of shares outstanding.

Supporting Statement

Hello.  I'm Bill Davidge, a 19-year aircraft mechanic with Alaska Air Group, Inc. ("AAG"), and longtime stockholder.  I don't know about the rest of you AAG stockholders, but I am VERY concerned that our board has chosen to flout a shareholder supermajority-winning vote last year.  It addressed changing the way our corporation's governing documents are amended.

If you will recall, we voted 76% of votes cast at the meeting and 68% of all shares outstanding in favor!  We voted in supermajority numbers to remove the supermajority provision in our bylaws.  Incredible!  Congratulations!

Unfortunately, our board refused, once again, to respect the irrefutably clear will of the shareholders.  The board argued in a Aug. 29, 2005 letter (see archives of www.votepal.com/) the technicality that this bylaw change would also require a change to the AAG's certificate of incorporation.

I believe it was implied in last year's proposal that the board do whatever is necessary to comply with the supermajority will of the shareholders.  The stockholders don't run the company.  That is the domain of management, according to Delaware General Corporate Law ("DGCL"). Therefore, we have to run it again.

The right of shareholders to amend bylaws by a simple majority vote is well established in numerous parts of the DGCL where our company is incorporated (for example, § 212. Voting rights of stockholders; proxies; limitations).

Governance deals with drawing lines.  The AAG board argues that stockholders cannot implement anything that conflicts with its certificate of incorporation, yet the super majority requirement exists only in the AAG's bylaws and not in its certificate of incorporation — a conflict the AAG board created.  The collective voice of the shareholders has spoken, and the board's duty is to implement the wishes of the owners of the stock who have organized and acted in a lawful manner.

The language of this year's revised proposal is intentionally mute as to the exact implementation procedure and detail that is properly within the discretionary duty of the board.

I've been around this company for a long time, and while I've forgotten how many airplanes I've fixed to ensure our customers fly safely on their way, perhaps you just might want to talk with me one-on-one.  No complaining, just straight talk about how stockholders contribute to good corporate governance and better representation on the board for the benefit of all shareholders.  You can contact me through reachus@votepal.com and toll free; just dial 1866-2-voteus and we will link up.

I look forward to talking with you.

Thanks,
Bill Davidge

COMMITMENT TO ADOPT SIMPLE MAJORITY VOTING WHEN AMENDING BYLAWS —VOTE YES ON 5

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NO. 6  MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS

Resolved: That the shareholders of Alaska Air Group, Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Horizon Air Communication's Agent Terry Dayton intends to present the following proposal at the 2006 Annual Meeting.

Supporting Statement

Our Company is incorporated in Delaware. Delaware law provides that a company's certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation's certificate or bylaws, directors "shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors."

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company's director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company's current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change.  For instance, in the event that there are more director nominees than board seats (e.g. contested elections), a multi-seat Instant Runoff Voting ("IRV") method could be used. Of all stockholders participating, IRV guarantees a majority vote for the winners.

We urge your support for this important reform for the election of directors.

MAJORITY VOTE STANDARD FOR THE ELECTION OF DIRECTORS—VOTE YES ON 6

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NO. 7-- PROPOSAL TO ENFORCE STOCKHOLDER VOTES

"Resolution On Significance And Enforceability Of Stockowner Votes"

Retired Horizon Air Captain John Furqueron has notified the Alaska Air Group, Inc. that he intends to present the following proposal at the 2006 Annual Meeting.

Resolved: That the stockowners of Alaska Air Group, Inc. ("Company") hereby request that for each item of business to be voted on at a stockowner meeting, the proxy statement shall include a statement of:

  the percentage of the vote required for approval.
  the legal effect of the approval. This would include stating if an effect automatically occurs or if some other specified action(s) would be required to be taken in order to be implemented. If any other specified action(s) would be required, an intended timetable of these actions would be presented.
  if an item of business is approved, how a stockowner can be informed as to what action the board or management has taken to implement it. This would include whether the board and management will make a report that is distributed to all stockowners, or whether a stockowner would need to make a request (with details of how the request would be made). This would also include an intended timetable for board and management to implement it.
  if an item of business is approved which requests that the board or management take (or refrain from taking) some action, and if the board or management fails to take (or refrain from taking) such action, the rights of stockowners to enforce the approved item of business (a) by a process within the corporation and (b) by court action.

Supporting Statement

When we stockowners vote on items of business at stockowners meetings, we should know the consequences of all the votes. We should also be informed of the follow-up by the board and management.

The right to know what actions are taken (or the failure to take such actions) is important for proper corporate governance. Boards and managements must be accountable for the votes of stockowners, and prompt and full compliance with them.

Perhaps the best argument for this resolution is that the proxy statement you are reading does not include a complete statement about the significance and enforceability of each item of business, as is requested in this resolution.

Vote yes, and future proxy statements may well have such vital information. If this resolution is approved, wouldn't you like to know how and whether it is implemented.

PROPOSAL TO ENFORCE STOCKHOLDER VOTES—YES ON 7

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NO. 8 –– EQUAL OWNERSHIP RIGHTS FOR WORKER “40I(K)” SHAREHOLDERS

Resolve:  Complete the appropriate process to amend the Company's governance documents (certificate of incorporation and/or bylaws) to provide 401(k) plan participant shareholders a status effectively equal in opportunity to exercise their ownership rights in votes, nominations and all other rights as those enjoyed by registered shareholders.  Such changes are to be effective as soon as practical but without fail prior to the time for shareholder participation in the 2007 annual meeting.  SPECIFIC WORDING OF CHANGES TO GOVERNANCE DOCUMENTS AND STEPS TO ACCOMPLISH THIS GENERAL GOAL ARE IN THE HANDS OF THE BOARD OF DIRECTORS.

Horizon Air First Officer Brian Hollister has notified the Alaska Air Group, Inc. that he intends to present the following proposal at the 2006 Annual Meeting.

Supporting Statement

Worker stockholders can't nominate a candidate for election to the board. We can't attend the annual meeting and vote on issues that come up for a vote.  These are just some of the restrictions placed on worker stockholders in the 401(k) plan.  I don't think this is right.  This proposal is limited to 500 words.  That's why I'm leaving the specific wording of these changes to the Board of Directors.

The company knows us participants.  In fact, the company knows more about the 401(k) stockholder group than it knows about any other group of shareholders.  I believe any impediments related to trusts, etc., can be overcome by honest effort.  Provisions can be made to provide any services or protections for 401(k) plan participants shareholders that they would otherwise have under the current structures.  The simple truth is that there is no good reason to deny worker shareholder the same rights as registered shareholders.

I don't know about you, but I believe that the laws and regulations set the lowest minimally acceptable standards for corporate governance, and that DOES NOT mean that shareholders are prohibited from acting to set a BETTER or HIGHER standard for THEMSELVES in the corporation that THEY OWN.

It is important to adopt the above RESOLVED statement since our 2005 governance was not impeccable.  In 2005, The Corporate Library (http://www.thecorporatelibrary.com/), a pro-investor research firm, rated our company thusly from its published reports:

  "D" in Board Composition
  "F" in Shareholder Responsiveness
  For years our board routinely has refused to adopt numerous shareholder proposal topics that received majority support
  We had no Independent Chairman and not even an Independent Lead Director –– oversight concern
  Under plurality voting, our directors can be reelected with only one yes-vote from our 27 million shares
  We would have to marshal an awesome 80% shareholder vote to make certain key governance improvements –– entrenchment concern
  Cumulative voting was not allowed
  There are too many active CEOs on our board with seven – over-commitment concern
  Four directors owned only 90 to 946 shares each –– company confidence concern

EQUAL OWNERSHIP RIGHTS FOR WORKER “40I(K)” SHAREHOLDERS –– VOTE YES ON NO. 8

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NO. 9  SHAREHOLDER PROPOSAL TO ELECT DIRECTORS ANNUALLY

Resolve:  Commence and complete the appropriate process to amend the Company's governance documents (certificate of incorporation and/or bylaws) to ensure that ALL Director nominees are elected annually in 2007 and thereafter.

Supporting Statement

Hi!  I'm Steve Nieman, a 27-year pilot with Alaska Air Group, Inc. ("AAG"), and longtime stockholder.  I'm guessing many AAG stockholders share my concern that our board has ignored another majority vote—this one being a SUPERMAJORITY decision that we participated in last year mandating the election of our directors annually.  This proposal also won majority votes in 2001 and 2003.

In 2005, we voted FOR this change by a total of almost 76% of votes cast at the meeting, and 68% of all shares outstanding.  In fact, these votes met the thresholds of the AAG's bylaws to amend the bylaws.  Yet, our board refused to comply with the company's own bylaws, citing in a July 19, 2005 letter (see archives of www.votepal.com/) a technicality that this bylaw change would also require a change to the AAG's certificate of incorporation.

Stockholders don't manage the company.  However, I believe the proposal compelled the board do whatever was necessary to carry out our instructions.  I'm hoping this year's proposal is sufficiently specific.  Apparently, we have to vote on this again…

Some Experts Weigh In

Arthur Levitt, Chairman of the SEC (1993-2001) said: "In my view it's best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them."  (Source: "Take on the Street" by Arthur Levitt).

The Council of Institutional Investors <www.cii.org>, whose members have $2 trillion invested, has called for annual election of each Director.

I believe the opinion that annual election of each director could leave our company without experienced Directors—is preposterous.  I think it most unlikely that the shareholders will vote to replace all Directors.  Such an occurrence would express overwhelming dissatisfaction with an incumbent board.

I believe it is imperative to take this step.  I believe in 2005 by refusing to act on two binding resolutions passed by supermajority votes that the incumbent board demonstrated it did not respect the will of the company's true owners—us stockholders.  Over the last six years, our board has ignored seventeen majority votes (again, check out www.votepal.com/).

I'm just an average Joe worker, but I've been around this company for a long time.  I have forgotten how many takeoffs and landings I've made, and the number of customers I've carried (perhaps even some of you), but you just might want to talk with me face to face.  Nothing rehearsed, just straight talk about how stockholders participating in corporate governance and representation on the AAG board is economically advantageous for ALL.  You can email me through reachus@votepal.com or call toll free 1-866-2-voteus.  I look forward to talking with you.

Thanks,
Capt. Steve Nieman

P.S. Have a nice day!

ANNUAL ELECTION OF DIRECTORS—YES ON No. 9

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NO. 10 –– REIMBURSEMENT PROPOSAL FOR SHORT-SLATE PROXY CONTESTS

RESOLVED, that shareholders of the Company-AAG urge the board of directors (the “Board”) to amend the bylaws to provide procedures for the reimbursement of the reasonable expenses, including but not limited to legal, advertising, solicitation, printing and mailing costs (collectively, “Expenses”), incurred by a shareholder or group of shareholders (in each case, a “Nominator”) in a contested election of directors, provided that: (a) the election of fewer than 50% of the directors to be elected is contested; (b) the amount of the reimbursement shall not exceed the amount determined by the following formula: (i) if any candidate nominated by the Nominator is elected to the Board, 100% of the Nominator’s Expenses shall be reimbursed; (ii) if no such candidate is elected, the Reimbursable Percentage shall be determined by (A) dividing the highest number of votes received by an unelected candidate nominated by the Nominator by the lowest number of votes received by an elected candidate, and (B) multiplying the Reimbursable Percentage by the Expenses; provided, however, that if the Reimbursable Percentage is less than 30%, no Expenses shall be reimbursed.
(c) the bylaw shall not apply if shareholders are permitted to cumulate their votes for directors; and
(d) the bylaw shall apply only to contested elections commenced after the bylaw’s adoption.

REIMBURSEMENT PROPOSAL FOR SHORT-SLATE PROXY CONTESTS –– VOTE YES ON NO. 10

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THE FULL DETAILS OF THE COMPANY-AAG SHAREHOLDER PROPOSAL(S) CAN BE FOUND IN THE COMPANY-AAG's April 14, 2006 DEFINITIVE PROXY STATEMENT ON PAGES 39-54.

XII. CONCLUDING REMARKS OF THE CHALLENGERS

All the Company-AAG Shareholders—We want you to know our opinion of the real story behind the board and management team running Alaska Airlines and Horizon Air. We urge and encourage all to closely examine the full record.

To properly protect and grow your investment in the Company-AAG, we believe you should take the time to research the record we have compiled in the materials published at www.votepal.com/, and also available at numerous other publicly-accessible websites such as www.sec.gov, www.sec.gov/edgar and www.secinfo.com.

WE URGE YOU TO REVIEW THE ENTIRE RECORD. WE BELIEVE THAT YOU HAVE THE UNDENIABLE RIGHT TO AN OPPOSING VIEWPOINT. This full record rings the bell, and no matter how hard some might wish to unring it, we have captured the vibrations in public records, so that all might investigate and become more enlightened before voting to determine who sits on this board.

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APPENDIX TO CHALLENGER DEFINITIVE PROXY STATEMENT

PROXY CARD AND VOTING INSTRUCTION FORM
(Note: This is a Definitive Copy)

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE PARTICIPANTS AND NOT ON BEHALF OF THE COMPANY-AAG'S BOARD OF DIRECTORS.

The filling out with the required and necessary personal information and submission of this Proxy Card is voluntary.

VOTER CONTROL NUMBER  ____________________________________________

PIN ____________________________________________________________________

The undersigned hereby appoints Stephen Nieman and Richard Foley proxy, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of the Stockholders of the Alaska Air Group, Inc. scheduled to be held at 2 p.m. on Tuesday, May 16, 2006 in the William M. Allen Theater at the Museum of Flight in Seattle, WA, and any adjournment or postponement thereof, upon the matters set forth herein and upon such other matters as may properly come before the meeting, all in accordance with the notice and accompanying proxy statement for said meeting, receipt of which is acknowledged.

To abstain from voting, do not fill out this card.

(THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.) This proxy, when properly executed, will be voted in the manner directed herein. Please date, sign and send your proxy card back today.

When completed and signed, this proxy/voting instruction form will be voted as you have directed. If no direction is given, it will be voted FOR ALL OF THE CHALLENGER NOMINEES IN THE ORDER PRESENTED ON THE PROXY CARD OR VOTING INSTRUCTION FORM (nominee numbers (01)/(02)/(03) in Proposal 1.

You may vote FOR or you may WITHHOLD authority to vote for each nominee for director. Below write the names of the director nominees in the space marked "FOR" if you wish to vote for them. To withhold a vote for a nominee, write the name of the nominee in the space marked "WITHHOLD".

PROPOSAL NO. 1: ELECTION OF DIRECTORS—CHALLENGER NOMINEES:

(01) Richard D. Foley (02) Stephen Nieman (03) Terry K. Dayton

FOR ________________________________________________________________

WITHHOLD ____________________________________________________________

WRITE-IN AAG CANDIDATES FOR or WITHHOLD VOTES:

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________

ADDITIONAL DETAILS OF THE 2006 SHAREHOLDER PROPOSALS CAN BE FOUND IN THE COMPANY-AAG'S APRIL 14, 2006 DEFINITIVE PROXY STATEMENT on pages 39-54.

You may vote FOR or AGAINST or ABSTAIN on the shareholder proposals. If you ABSTAIN from voting on any proposal, the abstention has the same effect as a vote against such proposal.

FOR / AGAINST / ABSTAIN / NO. 2 –– BOARD PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE ARTICLE 10 / / / / / / Recommend vote FOR Proposal 2. If no direction is given, the proxy will be voted FOR Proposal 2.

FOR / AGAINST / ABSTAIN /NO. 3 –– BOARD PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS / / / / / / Recommend vote FOR Proposal 3. If no direction is given, the proxy will be voted FOR Proposal 3.

FOR / AGAINST / ABSTAIN /No. –– STOCKHOLDER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE / / / / / / Recommend vote FOR Proposal 4. If no direction is given, the proxy will be voted FOR Proposal 4.

FOR / AGAINST / ABSTAIN /Proposal No. 5 –– STOCKHOLDER PROPOSAL ON SIMPLE MAJORITY VOTE WHEN AMENDING BYLAWS / / / / / / Recommend vote FOR Proposal 5. If no direction is given, the proxy will be voted FOR Proposal 5.

FOR / AGAINST / ABSTAIN /Proposal No. 6 –– STOCKHOLDER PROPOSAL ON MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS / / / / / / Recommend vote FOR Proposal 6. If no direction is given, the proxy will be voted FOR Proposal 6.

FOR / AGAINST / ABSTAIN /Proposal No. 7 –– STOCKHOLDER PROPOSAL TO ENFORCE SHAREHOLDER VOTES / / / / / / Recommend vote FOR Proposal 7. If no direction is given, the proxy will be voted FOR Proposal No. 7.

FOR / AGAINST / ABSTAIN /No. 8 –– STOCKHOLDER PROPOSAL FOR EQUAL OWNERSHIP RIGHTS FOR WORKER 401(K) SHAREHOLDERS / / / / / / Recommend vote FOR Proposal 8. If no direction is given, the proxy will be voted FOR Proposal 8.

FOR / AGAINST / ABSTAIN /No. 9 –– STOCKHOLDER PROPOSAL TO ELECT DIRECTORS ANNUALLY / / / / / / Recommend vote FOR Proposal 9. If no direction is given, the proxy will be voted FOR Proposal 9.

FOR / AGAINST / ABSTAIN /No. 10 –– REIMBURSEMENT PROPOSAL FOR SHORT-SLATE PROXY CONTESTS / / / / / / Recommend vote FOR Proposal 10. If no direction is given, the proxy will be voted FOR Proposal 10.

*Note* In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN TODAY. THANK YOU!

DATE _______________, 2006

Legible Signature ____________________________________________________

Print Name __________________________________________________

Title(s) ___________________________

Legible Signature ____________________________________________________

Print Name __________________________________________________

Title(s) ___________________________

NOTE: Please sign legibly exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

END